Exhibit 11

                              DT INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                    Three Months Ended
                                             September 29,       September 24,
                                                 1996                1995
                                             -------------       -------------

Income before extraordinary loss              $    4,873          $    2,226

Extraordinary loss                                   324
                                             -------------       -------------
Net income                                    $    4,549          $    2,226
                                             =============       =============
Primary:

   Weighted average number of
      shares outstanding                           9,005               9,000

   Add dilutive effect of stock options
      based on treasury stock method
      using average market price                     297                   4

   Add shares contingently issuable to
      the former owner of Kalish
      assuming maintenance of current
      earnings                                       114
                                             -------------       -------------
   Primary weighted average shares
      outstanding                                  9,416               9,004
                                             =============       =============

   Primary earnings per share
      before extraordinary loss               $     0.52          $     0.25 a

   Extraordinary loss                               0.04
                                             -------------       -------------

   Primary net income per share               $     0.48          $     0.25 a
                                             =============       =============
Fully Diluted:

   Weighted average number of
      shares outstanding                           9,005               9,000

   Add dilutive effect of stock options
      based on treasury stock method
      using average market price or end
      of period, whichever is greater                506                  21

   Add shares contingently issuable
      to the former owner of Kalish
      assuming maximum future earnings               118                 214
                                             -------------       -------------
                                                   9,629               9,235
                                             =============       =============

   Fully diluted earnings per share
      before extraordinary loss               $     0.51 a        $     0.24 a

   Extraordinary loss                               0.04 a
                                             -------------       -------------
   Fully diluted net income per share         $     0.47 a        $     0.24 a
                                             =============       =============

a The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, presentation on the income statement was not considered necessary.